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                                                                    Exhibit 99.1

                    DIOMED RAISES $21.3 MILLION IN FINANCING


ANDOVER, MA-- September 2, 2003--Diomed Holdings, Inc. (AMEX: DIO) announced today that it has executed definitive agreements for $21.3 million in equity financing in a private placement offering. The agreements provide for an immediate infusion of $6.5 million in convertible debt that will convert into common stock later this year following stockholder approval of the issuance of the underlying common shares. At that time, the Company will draw down the remaining $13.6 million which has been placed in escrow by the investors.

"This financing leaves the Company extremely well positioned to fund key sales and marketing initiatives, launch an aggressive intellectual property strategy, and retire existing debt," said James A. Wylie, President & CEO of Diomed. "This is the largest capital raise in Diomed's fourteen year history and was accomplished in an extremely difficult financing climate. We are particularly pleased with the participation by a significant number of top medically-oriented institutional investors, confirming the market's belief in the Company's solid growth potential."

Under the terms of the agreements, the Company will complete stage one of the financing with the sale of $6.5 million in secured convertible notes. These notes will convert into the Company's common stock at 8(cent) per share. Upon closing this first round of financing, the Company will retire its December 2002 notes totaling $2.1 million in principal and interest.

In stage two of the financing, $13.6 million held in escrow will be invested into the Company's common stock at 10(cent) per share. This second stage and the conversion of the stage one notes will occur following AMEX approval and stockholder approval of the underlying common shares and certain other matters to be voted upon at Diomed's next stockholders' meeting to be scheduled in the fourth quarter. Additionally, $1.2 million in May 2003 bridge notes will convert into common stock as part of the stage two financing.

"Under the terms of the financing, we will be adding three new directors to what we believe is already a very solid Board," stated Geoff Jenkins, Diomed's Chairman. "Diomed has already received recommendations for several highly regarded candidates from new investors, and looks forward to completing the nomination process. The new directors will join the Board after we complete stage two of the financing."

"Given the Company's ongoing commitment to its stockholders, we intend to provide existing stockholders the right to invest alongside the new institutional investors in this exciting opportunity," Wylie added. "We expect to offer our stockholders the right to purchase common stock at the second stage financing price of 10(cent) per share on a pro rata basis with common stock they held as of the record date, August 29, 2003."


ABOUT DIOMED

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed focuses on EndoVenous Laser Treatment (EVLT(R)) for use in varicose vein treatments, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website, www.evlt.com.


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EVLT(R)is a registered trademark of Diomed Inc. Andover, MA.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 5 through 16 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

Investor Contact
Lisa M. Bruneau, VP Finance
Phone: 866-4DIOMED
Fax: (978) 475-8488
E-Mail: LBRUNEAU@DIOMEDINC.COM